Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Six Months Ended June 30, 2008 and 2007
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended June 30,			Six Months Ended June 30,
			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

2008:
Net earnings from continuing operations per common share (basic)	$12,548	31,479	$0.40	$24,294	31,388	$0.77
Effect of dilutive securities options	—	483		—	488

Net earnings from continuing operations per common share (diluted)	$12,548	31,962	$0.39	$24,294	31,876	$0.76

Net earnings per common share (basic)	$11,244	31,479	$0.36	$22,950	31,388	$0.73
Effect of dilutive securities options	—	483		—	488

Net earnings per common share (diluted)	$11,244	31,962	$0.35	$22,950	31,876	$0.72

2007:
Net earnings from continuing operations per common share (basic)	$10,634	30,541	$0.35	$20,397	30,294	$0.67
Effect of dilutive securities options	—	544		—	501

Net earnings from continuing operations per common share (diluted)	$10,634	31,085	$0.34	$20,397	30,795	$0.66

Net earnings per common share (basic)	$11,192	30,541	$0.37	$21,469	30,294	$0.71
Effect of dilutive securities options	—	544		—	501

Net earnings per common share (diluted)	$11,192	31,085	$0.36	$21,469	30,795	$0.70